Exhibit 5.1

October 21, 2016

QLT Inc.
887 Great Northern Way, Suite 250
Vancouver, BC V5T 4T5

Dear Sirs/Mesdames:

Re:                             QLT Inc.

We have acted as Canadian counsel to QLT Inc. (the “Company”) in the Province of British Columbia (the “Province”) in connection with the Registration Statement on Form S-3 and the annexes and exhibits thereto (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933 (the “Act”). The Registration Statement relates to the proposed issuance by the Company of common shares (the “Shares”) and warrants to acquire Shares (“Warrants”) pursuant to a unit subscription agreement dated as of June 14, 2016 among the Company and the investors set forth therein (the “Investors”), as amended (the “Unit Subscription Agreement”).

Pursuant to the Unit Subscription Agreement, the Investors have subscribed for an aggregate of 12,363,636 units of the Company, each unit consisting of (i) either one Share or one fully-paid Warrant to acquire one Share and (ii) one of each of two classes of Warrant issued pursuant to a Warrant Agreement to be entered into between the Company and Computershare Trust Company of Canada, as Warrant Agent (the “Warrant Agreement”).

This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

In connection with the opinion expressed herein, we have considered such questions of law and have examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary. We have also examined the Registration Statement, the Unit Subscription Agreement and the form of Warrant Agreement approved by the board of directors of the Company. In such examinations, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies. As to certain matters of fact relevant to the opinion expressed below, we have relied exclusively upon a certificate of an officer of the Company dated the date hereof.

We are solicitors qualified to carry on the practice of law in the Province only and we express no opinion as to any laws or matters governed by any laws other than the laws of British Columbia and the federal laws of Canada applicable therein. The opinions expressed in this opinion letter are based on laws in effect as of the date hereof. We assume no obligation to revise or amend this opinion letter should the applicable laws subsequently change.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.              When the Shares are issued in accordance with the terms of the Unit Subscription Agreement, the Shares will be duly issued as fully-paid and non-assessable common shares in the authorized share structure of the Company.

2.              When the Shares underlying the Warrants are issued upon due exercise of the Warrants and in accordance with the terms thereof, such underlying Shares will be duly issued as fully-paid and non-assessable common shares in the authorized share structure of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name where it appears in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

The opinion expressed herein is provided solely for your benefit in connection with the filing of the Registration Statement with the SEC and may not be relied on for any other purpose or relied upon by, or furnished to, any other person, firm or corporation, or quoted from or referred to in any document other than the Registration Statement, or used for any other purpose, without our prior written consent.

Yours truly,

/s/ Bull, Housser & Tupper LLP